Exhibit 4.1

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF DESIGNATIONS OF PREFERENCES, RIGHTS AND LIMITATIONS OF

SERIES C CONVERTIBLE PREFERRED STOCK OF
ZAPATA QUANTUM INC.

Zapata Quantum, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.                  That the name of this corporation is Zapata Quantum, Inc.

2.                  That the Board of Directors duly adopted resolutions approving an amendment to the Certificate of Designations of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (the “Series C Certificate”) in accordance with Section 151 of the General Corporation Law.

3.                  That pursuant to such resolutions adopted by the Board of Directors, Section 1 of the Series C Certificate is hereby amended to increase the number of authorized and designated shares of Series C Convertible Preferred Stock issuable pursuant to the Series C Certificate to 23,000 shares.

4.                  That this Certificate of Amendment to the Series C Certificate has been duly adopted in accordance with Section 151 of the General Corporation Law and Section 4.3 of the Company’s Certificate of Incorporation.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this corporation on this 3rd day of November 2025.

By: /s/ Sumit Kapur
Name:  Sumit Kapur

Title:  Chief Executive Officer